EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-221240 and 333-226624 on Form S-8 of our reports dated March 4, 2019, relating to the consolidated financial statements of Ribbon Communications Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification (ASC) Topic 606, “Revenue from Contracts with Customers” on January 1, 2018), and the effectiveness of Ribbon Communications Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ribbon Communications Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 4, 2019